Exhibit 10.26

April 17, 2001

Mr. Paul J. Cormier

768 Elm Street

Leominster, MA 01453

Dear Paul:

We are pleased to offer you the position of Executive Vice President – Engineering at Red Hat, Inc. (“Red Hat” or the “Company”). Your position reports directly to our Chief Executive Officer. Your start date is scheduled for May 7, 2001. Your employment will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any or no reason.

Compensation and Benefits

Your initial salary will be $275,000 on an annualized basis, to be paid in accordance with the customary pay procedures established by the Company as modified from time to time. Currently, salaries are paid twice per month. You are also eligible to receive incentive compensation of up to $125,000 on an annualized basis, to be paid in accordance with the customary pay procedures of the Company for bonuses. Currently, bonuses are paid once per fiscal quarter on the last pay date of the month immediately following the close of the fiscal quarter. In addition, you will also be eligible to participate in Red Hat’s other regular benefit plans. Red Hat currently offers the following benefits:

❑	Comprehensive major medical insurance plan
❑	Flexible benefits plan for payment of medical and/or dependent care expenses
❑	Life insurance
❑	401(k)
❑	Short and Long Term Disability
❑	Employee Stock Purchase Plan
❑	Educational Reimbursement

You will be eligible to participate in these and other benefit programs subject to the terms and conditions established by the Company from time to time. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you. The Company has the right to change, modify or terminate any existing benefits.

In addition, subject to the approval of the Company’s Board of Directors and pursuant to the terms and conditions of the Company’s 1999 Stock Option Plan, as amended (the “Plan”) and any applicable Stock Option Agreement, it will be recommended that the Company grant you stock options to purchase up to 425,000 shares of the Company. The exercise price shall be the fair market value of shares at the time of the grant by the Board of Directors. Your option grant, as recommended to the Board of Directors, will contain the following special provision:

Upon a change in control of the Company which results in a diminished level of responsibility for you, your options will vest (a) 50% of total options (both vested and unvested) if change of control occurs prior to the first anniversary of your employment by the Company, and (b) 100% of total options if change of control occurs at an time thereafter.

Severance

Should your employment with the Company be terminated at any time without cause, you will receive the greater of (a) the standard severance base pay compensation applicable to a person with your tenure with the Company or (b) six (6) months of your then current base pay. For purposes of this provision, “without cause” shall include, but is not limited to: (1) a change in control of the Company which results in a diminished level of responsibility for you; or (2) a requirement that you relocate from the Boston, Massachusetts area. For purposes of this offer letter, “diminished level of responsibility” means: (w) a reduction in the scope of your responsibility such that you no longer manage those engineering groups assigned to you immediately prior to the Company’s receipt of a tender offer, which offer ultimately results in a change of control; (x) a reduction in the full-time headcount of your assigned engineering groups of greater than 25%, as measured from the date sixty (60) days preceding the change of control, if such reduction takes place within six (6) months of the date of the change of control; (y) a demotion in title from that assigned to you immediately prior to the Company’s receipt of a tender offer, which offer ultimately results in a change of control; or (z) a reduction in compensation from that assigned to you immediately prior to the Company’s receipt of a tender offer, which offer ultimately results in a change of control.

Terms and Conditions of Employment

By accepting this offer of employment, you warrant to Company that you are available to render services as contemplated herein. Specifically, it is a condition of this offer that you are not subject to a restrictive covenant or other prohibition that would prevent you from working in this capacity (i.e., that you have not entered into any agreements with previous employers which are in conflict with your obligations to Red Hat). Please provide us with a copy of any employment agreements that impose any obligations subsequent to the termination of the employment covered by such agreement.

You also will be required to sign Red Hat’s Noncompetition and Employee Non-Disclosure and Development Agreements as a condition of your employment with the Company. Copies of these agreements are enclosed for your signature. These Agreements must be signed and returned to the Company with your acceptance of this offer letter.

Please sign the letter where indicated below to acknowledge your acceptance of this offer. This offer will terminate if not accepted, signed, and returned by April 26, 2001.

Paul, we look forward to your favorable response and welcome you to the Red Hat team!

Sincerely,

/s/ Stacy B. Ameduri
Stacy Ameduri
Human Resources

Agreed to and accepted:     /s/Paul J. Cormier     Date:     4/19/01